Term Sheet No. 2132BK To product supplement BK dated October 5, 2012, prospectus supplement dated September 28, 2012 and prospectus dated September 28, 2012	Registration Statement No. 333-184193 Dated August 5, 2014; Rule 433
Deutsche Bank AG
$              Phoenix Autocallable Securities Linked to the Lesser Performing of WTI Crude Oil Futures Contracts and the Market Vectors® Gold Miners ETF due August 10*, 2017
General
•
The securities are linked to the lesser performing of the nearby month’s WTI crude oil futures contract (the “Futures Contract”) and the Market Vectors® Gold Miners ETF (the “Fund,” and together with the Futures Contract, each, an “Underlying”) and may pay a Contingent Coupon on a quarterly basis at a rate of 7.80% - 8.60% per annum (to be determined on the Trade Date). The Contingent Coupon will be payable on a Coupon Payment Date only if the Closing Prices of both Underlyings on the applicable quarterly Observation Date are greater than or equal to their respective Coupon Barriers, which will be equal to 80.00% of their respective Initial Prices. Otherwise, no coupon will be payable with respect to that Observation Date.

•
Deutsche Bank will not automatically call the securities for the first year after the Trade Date. However, after the first year, if the Closing Prices of both Underlyings on any Observation Date (starting on August 6*, 2015 and ending on the Final Valuation Date) are greater than or equal to their respective Initial Prices, the securities will be automatically called, and you will receive a cash payment per $1,000 Face Amount of securities on the applicable Call Settlement Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date. The securities will cease to be outstanding following an Automatic Call and no Contingent Coupon will accrue or be payable following the Call Settlement Date.

•
If the securities are not automatically called and the Final Price of the lesser performing Underlying, which we refer to as the “Laggard Underlying,” is less than its Initial Price by an amount not greater than the Buffer Amount of 20.00%, you will receive a cash payment per $1,000 Face Amount of securities on the Maturity Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date. However, if the securities are not automatically called and the Final Price of the Laggard Underlying is less than its Initial Price by an amount greater than the Buffer Amount of 20.00%, you will lose 1.25% of the Face Amount for every 1.00% by which the Final Price of the Laggard Underlying is less than its Initial Price by an amount greater than 20.00%. Any payment on the securities, including any Contingent Coupon and any payment upon an Automatic Call or at maturity, is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due August 10*, 2017
•	Minimum purchase of $1,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The securities are expected to price on or about August 6*, 2014 (the “Trade Date”) and are expected to settle on or about August 11*, 2014 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Underlying:	Underlying	Ticker Symbol	Initial Price**	Coupon Barrier**
	The nearby month’s West Texas Intermediate (“WTI”) crude oil futures contract traded on the New York Mercantile Exchange (“NYMEX”)	CL1 <Comdty>	$	$
	Market Vectors® Gold Miners ETF	GDX	$	$
** The Initial Prices and Coupon Barriers for each Underlying will be set on the Trade Date.
Contingent Coupon:
•      If the Closing Prices of both Underlyings on any Observation Date are greater than or equal to their respective Coupon Barriers, you will be entitled to receive a cash payment per $1,000 Face Amount of securities equal to the Contingent Coupon applicable to such Observation Date on the related Coupon Payment Date.
•      If the Closing Price of either Underlying on any Observation Date is less than its Coupon Barrier, the Contingent Coupon applicable to such Observation Date will not be payable and you will not be entitled to receive any payment on the related Coupon Payment Date.
The Contingent Coupon will be a fixed amount based upon equal quarterly installments accrued at the Coupon Rate of 7.80% - 8.60% per annum (to be determined on the Trade Date).

Coupon Barrier:	For each Underlying, 80.00% of the Initial Price of such Underlying
Observation Dates1:	Quarterly on the dates set forth in the table below.
Coupon Payment Dates2,4:	The third business day following the applicable Observation Date. For the final Observation Date, the Coupon Payment Date will be the Maturity Date.
Coupon Rate:
The Coupon Rate is 7.80% - 8.60% per annum (to be determined on the Trade Date). The table below sets forth each Observation Date, expected Coupon Payment Date, Contingent Coupon applicable to such Observation Date (to be determined on the Trade Date) and WTI crude oil futures contract used to determine the Closing Price of the Futures Contract on such Observation Date.

Observation Date1	Expected Coupon Payment Date	Contingent Coupon (per $1,000 Face Amount of Securities)	WTI Crude Oil Futures Contract
November 6*, 2014	November 12*, 2014	$19.50 - $21.50	December 2014
February 6*, 2015	February 11*, 2015	$19.50 - $21.50	March 2015
May 6*, 2015	May 11*, 2015	$19.50 - $21.50	June 2015
August 6*, 2015	August 11*, 2015	$19.50 - $21.50	September 2015
November 6*, 2015	November 12*, 2015	$19.50 - $21.50	December 2015
February 8*, 2016	February 11*, 2016	$19.50 - $21.50	March 2016
May 6*, 2016	May 11*, 2016	$19.50 - $21.50	June 2016
August 8*, 2016	August 11*, 2016	$19.50 - $21.50	September 2016
November 7*, 2016	November 10*, 2016	$19.50 - $21.50	December 2016
February 6*, 2017	February 9*, 2017	$19.50 - $21.50	March 2017
May 8*, 2017	May 11*, 2017	$19.50 - $21.50	June 2017
August 7*, 2017 (Final Valuation Date)	August 10*, 2017 (Maturity Date)	$19.50 - $21.50	September 2017
(Key Terms continued on next page)
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 9 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-8 of this term sheet.
The Issuer’s estimated value of the securities on the Trade Date is approximately $943.10 to $963.10 per $1,000 Face Amount of securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on page TS-3 of this term sheet for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$2.50	$997.50
Total	$	$	$
(1) For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
Deutsche Bank Securities
August 5, 2014

(Key Terms continued from previous page)

Automatic Call:
The securities will not be automatically called during the first year after the Trade Date. However, after the first year, the securities will be automatically called by the Issuer if the Closing Prices of both Underlyings on any Observation Date (starting on August 6*, 2015 and ending on the Final Valuation Date) are greater than or equal to their respective Initial Prices. If the securities are automatically called, you will be entitled to receive a cash payment per $1,000 Face Amount of securities on the related Call Settlement Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date. No Contingent Coupon will accrue or be payable following the Call Settlement Date.

Call Settlement Dates4:	The third business day following the applicable Observation Date. For the final Observation Date, the Call Settlement Date will be the Maturity Date.
Payment at Maturity:	If the securities are not automatically called, the payment you will receive at maturity will depend on the performance of the Laggard Underlying on the Final Valuation Date:

•      If the Final Price of the Laggard Underlying is less than its Initial Price by an amount not greater than the Buffer Amount of 20.00%, you will be entitled to receive a cash payment per $1,000 Face Amount of securities on the Maturity Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date.

•      If the Final Price of the Laggard Underlying is less than its Initial Price by an amount greater than the Buffer Amount of 20.00%, you will lose 1.25% of the Face Amount of securities for every 1.00% by which the Final Price of the Laggard Underlying is less than its Initial Price by an amount greater than 20.00%, and you will be entitled to receive a cash payment per $1,000 Face Amount of securities on the Maturity Date, calculated as follows:

$1,000 + [$1,000 x (Underlying Return + Buffer Amount) x Downside Participation Factor]

If the securities are not automatically called, and the Final Price of the Laggard Underlying is less than its Initial Price by an amount greater than the Buffer Amount of 20.00%, you will lose some or all of your initial investment. Any payment at maturity is subject to the credit of the Issuer.

Buffer Amount:	20.00%
Downside Participation Factor:	1.25
Laggard Underlying:
The Underlying with the lower Underlying Return on the Final Valuation Date. If the calculation agent determines that the two Underlyings have equal Underlying Returns, then the calculation agent will, in its sole discretion, designate either of the Underlyings as the Laggard Underlying.

Underlying Return:	For each Underlying, the Underlying Return will be calculated as follows:
Final Price – Initial Price
Initial Price
Initial Price:
For the Futures Contract, the Closing Price of the Futures Contract on the Trade Date, determined by reference to the September 2014 WTI crude oil futures contract
For the Fund, the Closing Price of the Fund on the Trade Date
The actual Initial Price for each Underlying will be set on the Trade Date and set forth in the Table under “Underlying” above.

Final Price:
For the Futures Contract, the Closing Price of the Futures Contract on the Final Valuation Date, determined by reference to the September 2017 WTI crude oil futures contract
For the Fund, the Closing Price of the Fund on the Final Valuation Date

Closing Price3:
For the Futures Contract, on any day of calculation, the official settlement price per barrel of WTI crude oil on NYMEX of the futures contract set to expire in the applicable nearby month, stated in U.S. dollars, as made public by NYMEX (Bloomberg: CL1 <Comdty>) on such day.
For the Fund, on any trading day, the last reported sale price of one share of the Fund on the relevant exchange multiplied by the then-current Share Adjustment Factor, as determined by the calculation agent.
If the price source for the Futures Contract identified herein as the Closing Price of the Futures Contract is modified or amended, ceases to exist or is unavailable (or is published in error), the calculation agent may determine the Closing Price of the Futures Contract in good faith and in a commercially reasonable manner and/or postpone the Final Valuation Date as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Fund. See “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement
Trade Date:	August 6*, 2014
Settlement Date:	August 11*, 2014
Final Valuation Date1,5:	August 7*, 2017
Maturity Date4,5:	August 10*, 2017
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	25152RXD0 / US25152RXD06
* Expected. In the event that we make any change to the expected Trade Date or Settlement Date, the Observation Dates, Final Valuation Date and Maturity Date may be changed so that the stated term of the securities remains the same.
1 The Observation Dates (including the Final Valuation Date) for each Underlying will be separately adjusted in accordance with the provisions set forth under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
2 If the Maturity Date is postponed, the Contingent Coupon due on the Maturity Date will be paid on the Maturity Date as postponed, with the same force and effect as if the Maturity Date had not been postponed, but no additional Contingent Coupon will accrue or be payable as a result of the delayed payment.
3 Subject to adjustment as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates— Commodity Based Underlyings or Basket Components” in the accompanying product supplement.
4 If, due to a market disruption event occurring with respect to an Underlying or otherwise, an Observation Date or the Final Valuation Date for the Underlying is postponed so that it falls on a day that is less than three business days prior to the scheduled Coupon Payment Date, Call Settlement Date or Maturity Date (each, a “Payment Date”), as applicable, the Payment Date will be the third business day following the last Observation Date or Final Valuation Date, as postponed, to occur for the Underlyings.
5 Subject to postponement as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” and acceleration as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates—Commodity Hedging Disruption Events for Commodity Based Underlyings or Basket Components” in the accompanying product supplement.

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Securities

You should read this term sheet together with product supplement BK dated October 5, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement BK dated October 5, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005314/crt_dp33259-424b2.pdf

Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

The trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this term sheet and in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

For purposes of this term sheet, each reference to “Exchange Traded Instrument” in the accompanying product supplement shall be deemed to include the Futures Contract, when applicable.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Hypothetical Examples of Amounts Payable on the Securities

The tables and hypothetical examples set forth below are for illustrative purposes only. The actual returns applicable to a purchaser of the securities will be determined on the Observation Dates or on the Final Valuation Date, as applicable. The following results are based solely on the hypothetical examples cited below. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the tables and examples below may have been rounded for ease of analysis.

If the securities are called:

The following table illustrates the hypothetical payments on the securities (excluding any Contingent Coupon) upon an Automatic Call on each Observation Date (starting on August 6, 2015 and ending on the Final Valuation Date).

Observation Date	Expected Call Settlement Date	Payment upon an Automatic Call (per $1,000 Face Amount)
August 6, 2015	August 11, 2015	$1,000.00
November 6, 2015	November 12, 2015	$1,000.00
February 8, 2016	February 11, 2016	$1,000.00
May 6, 2016	May 11, 2016	$1,000.00
August 8, 2016	August 11, 2016	$1,000.00
November 7, 2016	November 10, 2016	$1,000.00
February 6, 2017	February 9, 2017	$1,000.00
May 8, 2017	May 11, 2017	$1,000.00
August 7, 2017 (Final Valuation Date)	August 10, 2017 (Maturity Date)	$1,000.00

If the securities are called on an Observation Date, the investor will receive a cash payment per $1,000 Face Amount of securities on the related Call Settlement Date equal to $1,000 plus the Contingent Coupon otherwise due on such date. No Contingent Coupon will accrue or be payable following the Call Settlement Date.

If the securities are not called:

The table below illustrates the hypothetical Payments at Maturity per $1,000 Face Amount of securities for a hypothetical range of performances if the securities are not automatically called. Because the securities are not automatically called on or prior to the Final Valuation Date, the Final Price of at least one of the Underlyings will be less than its Initial Price.

The hypothetical Payments at Maturity set forth below assume a Coupon Rate of 8.20% per annum (the midpoint of the range between 7.80% and 8.60%) and reflect the Buffer Amount of 20.00%, the Coupon Barrier of 80.00% of the respective Initial Price for each Underlying, the Downside Participation Factor of 1.25. The actual Coupon Rate and respective Initial Prices and Coupon Barriers for each Underlying will be determined on the Trade Date. We make no representation or warranty as to which of the Underlyings will be the Laggard Underlying for the purposes of calculating the Payment at Maturity.

Underlying Return of the Laggard Underlying (%)	Payment at Maturity (excluding any Contingent Coupon) ($)	Return on the Securities at Maturity (excluding any Contingent Coupon) (%)
100.00%	N/A	N/A
90.00%	N/A	N/A
80.00%	N/A	N/A
70.00%	N/A	N/A
60.00%	N/A	N/A
50.00%	N/A	N/A
40.00%	N/A	N/A
30.00%	N/A	N/A
20.00%	N/A	N/A
10.00%	N/A	N/A
0.00%	N/A	N/A
-10.00%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-30.00%	$875.00	-12.50%
-40.00%	$750.00	-25.00%
-50.00%	$625.00	-37.50%
-60.00%	$500.00	-50.00%
-70.00%	$375.00	-62.50%
-80.00%	$250.00	-75.00%
-90.00%	$125.00	-87.50%
-100.00%	$0.00	-100.00%

N/A: Not applicable because the securities will be automatically called if the Final Price of the Laggard Underlying is greater than or equal to its Initial Price.

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments on the securities set forth in the tables above are calculated.

Example 1: The Closing Prices of both Underlyings are greater than or equal to their respective Initial Prices on the first and fourth Observation Dates, and the Closing Price of at least one Underlying is less than its Coupon Barrier on the second and third Observation Dates. Because the securities will not be automatically called for the first year after the Trade Date, the securities will not be automatically called on the first, second or third Observation Dates. Because the Closing Prices of both Underlyings on the fourth Observation Date are greater than or equal to their respective Initial Prices, the securities are automatically called on the fourth Observation Date, and the investor will receive on the related Call Settlement Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Prices of both Underlyings on the first and fourth Observation Dates are greater than their respective Coupon Barriers (80.00% of their respective Initial Prices) and the Closing Price of at least one Underlying is less than its Coupon Barrier on the second and third Observation Dates, the investor will receive the Contingent Coupon on the first Coupon Payment Date and the Call Settlement Date, but not on the second and third Coupon Payment Dates. As a result, the investor will receive a total of $1,041.00 per $1,000 Face Amount of securities, resulting in a total return of 4.10% over the term of the securities.

Example 2: The Closing Prices of both Underlyings are less than their respective Initial Prices but greater than or equal to their respective Coupon Barriers on the first and fifth Observation Dates and greater than or equal to their respective Initial Prices on the sixth Observation Date. The Closing Price of at least one Underlying is less than its Coupon Barrier on the second, third and fourth Observation Dates. Because the Closing Price of at least one Underlying is less than its Initial Price on each Observation Date prior to the sixth Observation Date, the securities are not automatically called prior to the sixth Observation Date. Because the Closing Prices of both Underlyings on the sixth Observation Date are greater than or equal to their respective Initial Prices, the securities are automatically called on the sixth Observation Date, and the investor will receive on the related Call Settlement Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Prices of both Underlyings on the first, fifth and sixth Observation Dates are greater than or equal to their respective Coupon Barriers (80.00% of their respective Initial Prices) and the Closing Price of at least one Underlying is less than its Coupon Barrier on the second, third and fourth Observation Dates, the investor will receive the Contingent Coupon on the first and fifth Coupon Payment Dates and the Call Settlement Date, but not on the second, third and fourth Observation Date. As a result, the investor will receive a total of $1,061.50 per $1,000 Face Amount of securities, resulting in a total return of 6.15% over the term of the securities.

Example 3: The Closing Price of at least one Underlying is less than its Initial Price on each Observation Date prior to the final Observation Date, and the Closing Prices of both Underlyings are greater than or equal to their respective Initial Prices on the final Observation Date. The Closing Prices of both Underlyings are greater than or equal to their respective Coupon Barriers on the first, fifth, sixth and final Observation Dates, and the Closing Price of at least one Underlying is less than its Coupon Barrier on the other Observation Dates. Because the Closing Price of at least one Underlying is less than its Initial Price on each Observation Date prior to the final Observation Date, the securities are not automatically called prior to the final Observation Date. Because the Closing Prices of both Underlyings on the final Observation Date are greater than their respective Initial Prices, the securities are automatically called on the final Observation Date, and the investor will receive on the Maturity Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Prices of both Underlyings on the first, fifth, sixth and final Observation Dates are greater than or equal to their respective Coupon Barriers (80.00% of their respective Initial Prices) and the Closing Price of at least one Underlying is less than its Coupon Barrier on the other Observation Dates, the investor will receive the Contingent Coupon on the first, fifth, and sixth Coupon Payment Dates and the Maturity Date, but not on the other Coupon Payment Dates. As a result, the investor will receive a total of $1,082.00 per $1,000 Face Amount of securities, resulting in a total return of 8.20% over the term of the securities.

Example 4: The Closing Price of at least one Underlying is less than its Initial Price on each Observation Date (including the final Observation Date) and the Final Price of the Laggard Underlying is less than its Initial Price by an amount not greater than the Buffer Amount of 20.00%. The Closing Prices of both Underlyings are greater than or equal to their respective Coupon Barriers on the sixth, seventh and final Observation Dates, and the Closing Price of at least one Underlying is less than its Coupon Barrier on the other Observation Dates. Because the Closing Price of at least one Underlying is less than its Initial Price on each Observation Date (including the final Observation Date), the securities are not automatically called. Because the Final Price of the Laggard Underlying is less than its Initial Price by an amount not greater than the Buffer Amount of 20.00%, the investor will receive on the Maturity Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Prices of both Underlyings on the sixth, seventh and final Observation Dates are greater than or equal to their respective Coupon Barrier (80.00% of their respective Initial Prices) and the Closing Price of at least one Underlying is less than its Coupon Barrier on the other Observation Dates, the investor will receive the Contingent Coupon on the sixth and seventh Coupon Payment Dates and the Maturity Date, but not on the other Coupon Payment Dates. As a result, the investor will receive a total of $1,061.50 per $1,000 Face Amount of securities, resulting in a total return of 6.15% over the term of the securities.

Example 5: The Closing Price of at least one Underlying is less than its Coupon Barrier on each Observation Date (including the final Observation Date) and the Final Price of the Laggard Underlying is less than its Initial Price by 60.00%. Because the Closing Price of at least one Underlying is less than its Initial Price on each Observation Date (including the final Observation Date), the securities are not automatically called. Because the Final Price of the Laggard Underlying is less than its Initial Price by an amount greater than the Buffer Amount of 20.00%, the investor will receive on the Maturity Date a cash payment of $500.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon), calculated as follows:

$1,000 + [$1,000 x (Underlying Return + Buffer Amount) x Downside Participation Factor]
$1,000 + [$1,000 x (-60.00% + 20.00%) x 1.25] = $500.00

Because the Closing Price of at least one Underlying is less than its Coupon Barrier on each Observation Date (including the final Observation Date), the investor will not receive any Contingent Coupon over the entire term of the securities. As a result, the investor will receive only $500.00 per $1,000 Face Amount of securities, resulting in a loss of 50.00% on the securities.

Selected Purchase Considerations

•
THE SECURITIES MAY OFFER A HIGHER, THOUGH CONTINGENT, COUPON THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The securities will pay Contingent Coupons that accrue at a rate of 7.80% - 8.60% per annum (to be determined on the Trade Date) only if the Closing Prices of both Underlyings are greater than or equal to their respective Coupon Barriers on the relevant Observation Date. This rate may be higher than the yield received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating, but is subject to the risk of either Underlying declining below its Coupon Barrier on an Observation Date and the resulting forfeiture of the Contingent Coupon for the entire period, as well as the risk of losing some or all of your initial investment if the securities are not automatically called and the Final Price of the Laggard Underlying is less than its Initial Price by an amount greater than the Buffer Amount.

•
POTENTIAL EARLY EXIT AS A RESULT OF AUTOMATIC CALL FEATURE — While the original term of the securities is three years, the securities will be automatically called after the first year if the Closing Prices of both Underlyings are greater than or equal to their respective Initial Prices on any Observation Date (starting on August 6, 2015 and ending on the Final Valuation Date), and you will be entitled to receive a cash payment per $1,000 Face Amount of securities on the Call Settlement Date equal the Face Amount plus the Contingent Coupon otherwise due on such date. No Contingent Coupon will accrue or be payable following the Call Settlement Date.

•
LIMITED PROTECTION AGAINST LOSS — If the securities are not automatically called and the Final Price of the Laggard Underlying is less than its Initial Price by an amount not greater than the Buffer Amount, you will receive a cash payment at maturity equal to $1,000 per $1,000 Face Amount of securities plus any Contingent Coupon otherwise due on such date. However, if the Final Price of the Laggard Underlying is less than its Initial Price by an amount greater than the Buffer Amount, you will lose 1.25% of the Face Amount for every 1.00% by which the Final Price of the Laggard Underlying is less than its Initial Price by an amount greater than the Buffer Amount of 20.00%. For example, an Underlying Return of the Laggard Underlying of -40.00% will result in a 25.00% loss of your initial investment. In these circumstances, you could lose up to 100.00% of your investment. You will lose some or all of your investment if the securities are not automatically called and the Final Price of the Laggard Underlying is less than its Initial Price by an amount greater than the Buffer Amount. Because the securities are our senior unsecured obligations, any payment on the securities, including any Contingent Coupon and any payment upon an Automatic Call or at maturity, is subject to the credit of the Issuer.

•
CONTINGENT COUPON PAYMENTS — Unless the securities are previously automatically called, Contingent Coupons, if any, will be made on the securities in arrears on the relevant quarterly Coupon Payment Dates, unless the Closing Price of either Underlying on the relevant Observation Date is less than its Coupon Barrier.

•
A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN ACCELERATION OF THE SECURITIES — If a Commodity Hedging Disruption Event (as defined under “Description of Securities — Adjustments to Valuation Dates and Payment Dates – Commodity Hedging Disruption Events for Commodity Based Underlyings or Basket Components” in the accompanying product supplement) occurs, we will have the right, but not the obligation, to accelerate the payment on the securities. The amount due and payable per $1,000 Face Amount of securities upon such early acceleration will be determined by the calculation agent in good faith and in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the fifth business day following the day on which the calculation agent delivers notice of such acceleration. Please see the risk factors entitled “A Commodity Hedging Disruption Event May Result in Acceleration of the Securities” and “Commodity Futures Contracts are Subject to Uncertain Legal and Regulatory Regimes, Which May Adversely Affect the Price of the Futures Contract and the Value of the Securities” in this term sheet for more information.

•
RETURN LINKED TO THE LESSER PERFORMING OF THE TWO UNDERLYINGS — The return on the securities, which may be positive, zero or negative, is linked to the lesser performing of the nearby month’s WTI crude oil futures contract and the Market Vectors® Gold Miners ETF. Therefore, the securities are linked to the Underlyings that belong to two different asset classes (the Futures Contract is a commodity based futures contract and the Fund is an equity based exchange traded fund) and the prices of the Underlyings are affected by different economic considerations (the Futures Contract is primarily affected by the supply and demand of the WTI crude oil while the Fund is primarily affected by the performances of the companies involved in gold and silver mining, which can include significant factors different from and in addition to the prices of gold and silver). If the securities are not automatically called, the payment you receive at maturity, if any, will be determined solely by reference to the performance of the Laggard Underlying.

Market Vectors® Gold Miners ETF

The Market Vectors® Gold Miners ETF is an exchange-traded fund and an investment portfolio of the Market Vectors ETF Trust, a registered investment company. Van Eck Associates Corporation (“Van Eck”) is the investment adviser to the Market Vectors® Gold Miners ETF. The Fund seeks to provide investment results that replicate as closely as possible the price and yield performance, before fees and expenses, of the NYSE Arca Gold Miners Index (the “Tracked Index”). The Tracked Index is a modified market capitalization weighted index composed of publicly traded companies worldwide involved primarily in mining for gold and silver ore, representing a diversified blend of small-, mid-, and large-capitalization stocks. The Fund is an exchange traded fund that trades on the NYSE Arca under the ticker symbol “GDX.” The Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of its Tracked Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Fund or due to other circumstances. This section is only a summary of the Market Vectors® Gold Miners ETF. For more information on the Market Vectors® Gold Miners ETF, including information concerning calculation methodology and adjustment policy, please see the section entitled “The Market Vectors® Gold Miners ETF” in this term sheet.

•
TAX CONSEQUENCES — Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. In determining our responsibilities for information reporting and withholding, if any, we intend to treat the securities as prepaid financial contracts that are not debt, with associated contingent coupons that constitute ordinary income and that, when paid to a non-U.S. holder, are generally subject to 30% (or lower treaty rate) withholding. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that while it believes this treatment to be reasonable, it is unable to conclude that it is more likely than not that this treatment will be upheld, and that other reasonable treatments are possible that could materially affect the timing and character of income or loss on your securities. If this treatment is respected, you generally should recognize short-term capital gain or loss on the taxable disposition of your securities (including retirement), unless you have held the securities for more than one year, in which case your gain or loss should be long-term capital gain or loss. However, it is likely that any sales proceeds that are attributable to the next succeeding contingent coupon after it has been fixed will be treated as ordinary income and also possible that any sales proceeds attributable to the next succeeding contingent coupon prior to the time it has been fixed will be treated as ordinary income.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in either Underlying or any of the component securities held by the Fund. In addition to these selected risk considerations, you should review the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The return on the securities at maturity is linked to the performance of the Laggard Underlying. If the securities are not automatically called, for each $1,000 Face Amount of securities, you will lose 1.25% of the Face Amount for every 1.00% by which the Final Price of the Laggard Underlying is less than its Initial Price by an amount greater than the Buffer Amount. Accordingly, you will lose some or all of your initial investment if the securities are not automatically called and the Final Price of the Laggard Underlying is less than its Initial Price by an amount greater than the Buffer Amount. Because the securities are our senior unsecured obligations, any payment on the securities is subject to our ability to meet our obligations as they become due.

•
YOUR RETURN ON THE SECURITIES IS LIMITED TO THE FACE AMOUNT PLUS ANY CONTINGENT COUPONS AND YOU SHOULD NOT EXPECT TO PARTICIPATE IN ANY APPRECIATION OF EITHER UNDERLYING — The securities will not pay more than the Face Amount, plus any accrued and unpaid Contingent Coupon, at maturity or upon an Automatic Call. You will not participate in the appreciation of either Underlying even if the Final Prices of both Underlyings are greater than or equal to their respective Initial Prices. The maximum payment upon an Automatic Call or at maturity will be $1,000 per $1,000 Face Amount of securities (excluding Contingent Coupon payments), regardless of any appreciation of either Underlying, which may be significant.

•
NO CONTINGENT COUPON WILL ACCRUE OR BE PAID IN ANY PERIOD IN WHICH THE CLOSING PRICE OF EITHER UNDERLYING ON THE RELEVANT OBSERVATION DATE IS LESS THAN ITS RESPECTIVE COUPON BARRIER — If the Closing Price of either Underlying on an Observation Date is less than its Coupon Barrier, you will not receive any Contingent Coupon for that entire period. You will receive the Contingent Coupon payment for a period only if the Closing Prices of both Underlyings on the relevant Observation Date are greater than or equal to their respective Coupon Barriers. If the Closing Price of either Underlying is below its Coupon Barrier on each Observation Date, you will receive no Contingent Coupon payments during the entire term of the securities. Generally, non-payment of Contingent Coupons coincides with a greater risk of loss of your initial investment in the securities, because the Closing Price(s) of one or both Underlyings tend to be lower than their respective Initial Prices by an amount greater than the Buffer Amount.

•
YOUR INVESTMENT IS EXPOSED TO A DECLINE IN THE PRICE OF EACH UNDERLYING — Your return on the securities, if any, including the payment of any Contingent Coupon and any payment upon an Automatic Call or at maturity is not linked to a basket consisting of the Underlyings. Rather, any payment on the securities will be determined by reference to the performance of each individual Underlying. Unlike an instrument with a return linked to a basket, in which risk is mitigated and diversified among all of the basket components, you will be exposed equally to the risks related to each of the Underlyings. Poor performance by either of the Underlyings over the term of the securities will negatively affect your payment(s) on the securities and will not be offset or mitigated by a positive performance by the other Underlying.

•
IF THE SECURITIES ARE NOT AUTOMATICALLY CALLED, YOUR PAYMENT AT MATURITY WILL BE DETERMINED SOLELY BY THE PERFORMANCE OF THE LAGGARD UNDERLYING — If the securities are not automatically called, the Payment at Maturity will be determined solely by reference to the performance of the Laggard Underlying.

•
LACK OF CORRELATION BETWEEN THE FUTURES CONTRACT AND THE FUND MAY ADVERSELY AFFECT THE RETURN ON THE SECURITIES — The securities are linked to the lesser performing of the nearby month’s WTI crude oil futures contract and the Market Vectors® Gold Miners ETF. Because the Underlyings belong to two different asset classes (the Futures Contract is a commodity based futures contract and the Fund is an equity based exchange traded fund) and their prices are affected by different economic considerations (the Futures Contract is primarily affected by the supply and demand of the WTI crude oil while the Fund is primarily affected by the performances of the companies involved in gold and silver mining, which can include significant factors different from and in addition to the prices of gold and silver), their prices may not correlate with each other. At the time when the price of the Futures Contract appreciates, the Fund may not appreciate or may decline, and at the time when the Fund appreciates, the prices of the Futures Contract may not appreciate or may decline. Because the poor performance by either of the Underlyings over the term of the securities will negatively affect your payment(s) on the securities, lack of correlation between the Futures Contact and the Fund may adversely affect the return on the securities.

•
NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Fund or holders of component securities held by the Fund would have.

•
REINVESTMENT RISK — If your securities are called early, the term of the securities may be reduced to as short as one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to the Maturity Date.

•
THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount(s) owed to you under the terms of the securities and you could lose your entire investment.

•
THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the

Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

•
A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN ACCELERATION OF THE SECURITIES — If a Commodity Hedging Disruption Event occurs, we will have the right to accelerate the payment on your securities prior to maturity. The amount due and payable on the securities upon such early acceleration will be determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your securities is accelerated, your investment may result in a loss and you may not be able to reinvest the proceeds in a comparable investment.

•
COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES, WHICH MAY ADVERSELY AFFECT THE PRICE OF WTI CRUDE OIL AND THE VALUE OF THE SECURITIES — Commodity futures contracts such as Futures Contract are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the securities and affect the price of the Futures Contract. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to your interest. For example, the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, provided the Commodity Futures Trading Commission (the “CFTC”) with additional authority to establish limits on the amount of positions that may be held by any person in commodity futures contracts, options on such futures contracts and swaps that are economically equivalent to such contracts. Such rules may cause a Commodity Hedging Disruption Event to occur or may increase the likelihood that a Commodity Hedging Disruption Event will occur during the term of the securities. If a Commodity Hedging Disruption Event does occur, we may, in our sole and absolute discretion, accelerate the payment on your securities early and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your securities is accelerated, your investment may result in a loss and you may not be able to reinvest the proceeds in a comparable investment. We may also decide, or be forced, to sell a portion, possibly a substantial portion, of our hedge position in the Futures Contract. Additionally, other market participants are subject to the same regulatory issues and may decide, or be required, to sell their positions in the Futures Contract. While the effect of these or other regulatory developments are difficult to predict, if such broad market selling were to occur, it would likely lead to declines, possibly significant declines, in the price of the Futures Contract and potentially, the value of the securities.

•
SINGLE COMMODITY PRICES TEND TO BE MORE VOLATILE AND MAY NOT CORRELATE WITH THE PRICES OF COMMODITIES GENERALLY — The amount owed on the securities is linked to the price of WTI crude oil futures contracts and not to a diverse basket of commodities or a broad-based commodity index. The price of WTI crude oil futures contracts may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the securities are linked to the futures contract of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of futures contracts of multiple commodities or a broad-based commodity index.

•
THE SECURITIES OFFER EXPOSURE TO FUTURES CONTRACTS AND NOT DIRECT EXPOSURE TO PHYSICAL COMMODITIES — The securities offer investors exposure to the price of NYMEX-traded WTI crude oil futures contracts and not to the spot price of WTI crude oil. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the securities may underperform a similar investment that reflects the return on the physical commodity.

•
INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE UNDERLYINGS, OTHER RELATED CONTRACTS OR THE COMPONENT SECURITIES HELD BY THE FUND — The return on your securities may not reflect the return you would have realized if you had directly invested in the Underlyings, any exchange-traded or over-the-counter instruments based on the Futures Contract or the component securities held by the Fund. For instance, you will not participate in any potential appreciation of either Underlying, which could be significant, even though at maturity you may be exposed to the negative performance of the Laggard Underlying.

•
PRICES OF COMMODITIES AND COMMODITY FUTURES CONTRACTS ARE HIGHLY VOLATILE AND MAY CHANGE UNPREDICTABLY — Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries; and natural or nuclear disasters. Those events tend to affect commodities prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause commodities prices to fluctuate. These factors may have a greater impact on the prices of the commodities and commodity futures contracts and the stock prices of mining companies than on more conventional securities and may adversely affect the performances of the Underlyings and, as a result, the market value of the securities, and any payments you may receive in respect of the securities. It is possible that lower prices or increased volatility of commodities will adversely affect the performance of the Underlyings and, as a result, the market value of the securities.

•
CHANGES IN SUPPLY AND DEMAND IN THE MARKET FOR WTI CRUDE OIL FUTURES CONTRACTS MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The securities are linked to the performance of futures contracts on an underlying physical commodity, WTI crude oil. Futures contracts are legally binding agreements for the buying or selling of a certain commodity at a fixed price for physical settlement on a future date. Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a futures contract scheduled to expire in a nearby month may experience more severe pricing pressure or greater price volatility than the corresponding futures contract scheduled to expire in a later month. Because the Initial Price and the Closing Price on each Observation Date will be determined by reference to the applicable nearby month’s futures contract specified herein, the value of the securities may be less than would otherwise be the case if the Initial Price and the Closing Price on each Observation Date would be determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes.

•
SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN COMMODITIES AND RELATED FUTURES MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the price of the Futures Contract and, potentially, the value of the securities.

•
THE SECURITIES MAY BE SUBJECT TO CERTAIN RISKS SPECIFIC TO WTI CRUDE OIL AS A COMMODITY — WTI crude oil is an energy-related commodity. Consequently, in addition to factors affecting commodities generally, the securities may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility. These may include:

•	changes in the level of industrial and commercial activity with high levels of energy demand;

•	disruptions in the supply chain or in the production or supply of other energy sources;

•	price changes in alternative sources of energy;

•	adjustments to inventory;

•	variations in production and shipping costs;

•	costs associated with regulatory compliance, including environmental regulations; and

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor on the price of the Futures Contract, and the market value of the securities, may offset or enhance the effect of another factor.

•
A DECISION BY NYMEX TO INCREASE MARGIN REQUIREMENTS FOR WTI CRUDE OIL FUTURES CONTRACTS MAY AFFECT THE PRICE OF THE FUTURES CONTRACT — If NYMEX increases the amount of collateral required to be posted to hold positions in the WTI crude oil futures contracts (i.e. the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the price of the Futures Contract to decline significantly.
•
THE ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Fund. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Share Adjustment Factor or any other terms of the securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Fund in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments described in the accompanying product supplement may be materially adverse to investors in the securities. You should read “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement in order to understand the adjustments that may be made to the securities.

•
FLUCTUATION OF NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s portfolio holdings. The price of the shares of the Fund may fluctuate in accordance with changes in its NAV and supply and demand on the applicable stock exchanges. In addition, the price of the shares of the Fund may differ from its NAV per share. The Fund may trade at, above or below its NAV per share.

•
ADJUSTMENTS TO THE FUND OR TO ITS TRACKED INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES — Van Eck Associates Corporation (“Van Eck”) is the investment advisor to the Fund, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the NYSE Arca Gold Miners Index (the “Tracked Index”). NYSE Arca may add, delete or substitute the stocks composing the Tracked Index, which could change the value of the Tracked Index. Pursuant to its investment strategy or otherwise, Van Eck may add, delete or substitute the component securities held by the Fund. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the Fund, which could cause the prices of the shares of the Fund to decline.

•
THE FUND AND ITS TRACKED INDEX ARE DIFFERENT — The performance of the Fund may not exactly replicate the performance of the Tracked Index because the Fund will reflect transaction costs and fees that are not included in the calculation of the Tracked Index. It is also possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of its tracked index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Fund or due to other circumstances. Finally, because the shares of the Fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the Tracked Index.

•
THERE IS NO AFFILIATION BETWEEN THE FUND AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE FUND OR BY ISSUERS OF THE STOCKS HELD BY THE FUND — We are not affiliated with the Fund or the issuers of the component securities held by the Fund or underlying the Tracked Index (such stocks, “Underlying Stocks”; the issuers of Underlying Stocks, “Underlying Stock Issuers”). However, we and our affiliates may currently or from time to time in the future engage in business with many of the Underlying Stock Issuers. Nevertheless, neither we nor our affiliates have participated in the preparation of, or independently verified, any of the information about the Underlying Stocks or any of the Underlying Stock Issuers. You, as an investor in the securities, should make your own investigation into the Underlying Stocks and the Underlying Stock Issuers. Neither the Fund nor any of the Underlying Stock Issuers is involved in this offering in any way and none of them has any obligation of any sort with respect to your securities. Neither the Fund nor any of the Underlying Stock Issuers has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might adversely affect the value of your securities.

•
RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES WITH CONCENTRATION IN THE GOLD AND SILVER MINING INDUSTRY —The stocks composing the Tracked Index and that are generally tracked by the Fund are stocks of companies primarily engaged in the mining of gold and silver ore. The performance of the component securities held by the Fund may not always correlate with the performance of Gold or Silver as a commodity. In addition, the component securities held by the Fund may be subject to increased price volatility as they are linked to a single industry and may be more susceptible to economic, market, political or regulatory occurrences affecting that industry. Because the Fund primarily invests in stocks, American Depositary Receipts (“ADRs”) and Global Depositary Receipts (“GDRs”) of companies that are involved in the gold mining industry, and to a lesser extent the silver mining industry, the component securities held by the Fund are subject to certain risks associated with such companies. The Fund measures the performance of shares of gold and silver mining companies and not the spot price of gold or silver specifically.

Gold mining companies are highly dependent on the price of gold and subject to competition pressures that may have a significant effect on their financial condition. Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market.

Silver mining companies are highly dependent on the price of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as Peru, Mexico and China.

•
THE SECURITIES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Because the Fund invests in stocks denominated in foreign currencies but its shares are denominated in U.S. dollars, changes in currency exchange rates may negatively impact the Fund’s return. Of particular importance to currency exchange rate risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	political, civil or military unrest;

•	the balance of payments between countries; and

•	the extent of governmental surpluses or deficits in the countries represented in the Fund and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the Fund, the United States and other countries important to international trade and finance. An investor’s net exposure to currency exchange rate risk will depend on the extent to which the currencies represented in the Fund strengthen or weaken against the U.S. dollar and the relative weight of each currency represented in the overall Fund. If, taking into account such weighting, the U.S. dollar strengthens against the component currencies as a whole, the price of the Fund will be adversely affected and the value of the securities may be reduced. Additionally, the volatility and/or the correlation (including the direction and the extent of such correlation) of the exchange rates between the U.S. dollar and the currencies represented in the Fund could adversely affect the value of the securities.

•
THERE ARE RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES LINKED TO THE VALUES OF EQUITY SECURITIES ISSUED BY NON-U.S. COMPANIES — The Fund holds component stocks that are issued by companies incorporated outside of the U.S. Because the component stocks also trade outside the U.S., the securities are subject to the risks associated with non-U.S. securities markets. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently than U.S. securities markets, which may adversely affect the value of the Fund and the value of your securities. Furthermore, there are risks associated with investments in securities linked to the values of equity securities issued by non-U.S. companies. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the prices of equity securities issued by non-U.S. companies may be adversely affected by political, economic, financial and social factors that may be unique to the particular countries in which the non-U.S. companies are incorporated. These factors include the possibility of recent or future changes in a non-U.S. government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•
THE SECURITIES ARE SUBJECT TO EMERGING MARKETS RISK — The value of the securities is subject to the political and economic risks of emerging market countries by linking to the performance of the Fund. The stocks held by the Fund include stocks of companies that are located in emerging market countries and whose securities trade on the exchanges of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. Future political changes may adversely affect the economic conditions of an emerging market nation. Political or economic instability could affect the value of the securities and the amount payable to you, if any, on the securities.

•
IF THE PRICES OF THE UNDERLYINGS CHANGE, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the prices of the Underlyings. Changes in the prices of the Underlyings may not result in a comparable change in the value of your securities.

•
PAST PERFORMANCE OF THE UNDERLYINGS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlyings over the term of the securities may bear little relation to the historical Closing Prices of the Underlyings and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Underlyings or whether the performance of the Underlyings will result in the return of any of your investment.

•
THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so or at a price advantageous to you. We or our affiliates intend to act as market makers for the securities but are not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the securities. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market for the securities.

•
ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this term sheet is based on the full Face Amount of your securities, the Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the securities. The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the prices of the Underlyings will affect the value of the securities more than any other single factor, the value of the securities will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Underlyings, and of the prices of exchange-traded futures contracts of the purchase or delivery of WTI crude oil;

•	the time remaining to maturity of the securities;

•	the market price of and dividend rate on the shares of the Fund and the component securities held by the Fund;

•	supply and demand trends for WTI crude oil, and for exchange-traded futures contracts for the purchase and delivery of WTI crude oil;

•	the occurrence of certain events affecting the Fund that may or may not require an anti-dilution adjustment;

•	the exchange rates between the U.S. dollar and the non-U.S. currencies that the stocks held by the Fund are traded in;

•	interest rates and yields in the market generally and in the markets of the shares of the Fund and the component securities held by the Fund;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Underlyings, the Tracked Index or markets generally;

•	the composition of the Fund and any changes thereto;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•
TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates expect to hedge our exposure from the securities by entering into derivative transactions, such as over-the-counter options or exchange-traded instruments. We or our affiliates may also engage in trading in instruments linked to one or both Underlyings on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. In addition, we and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the changes in commodity prices or the Underlyings. Such trading and hedging activities may affect commodity prices or the Underlyings and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities. Furthermore, because Deutsche Bank Securities Inc. (“DBSI”) or its affiliates expects to conduct trading and hedging activities for us in connection with the securities, DBSI or its affiliates will profit in connection with such trading and hedging activities. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for DBSI to sell the securities to you.

•
WE, OUR AFFILIATES OR OUR AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE PRICES OF THE UNDERLYINGS TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — We, our affiliates or our agents may publish research from time to time on financial markets and other matters that could adversely affect the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us, our affiliates or our agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Underlyings to which the securities are linked.

•
POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions. In performing these duties, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the securities. The calculation agent will determine, among other things, the Closing Price and Final Prices for the Underlyings and the amount that we will pay you upon an Automatic Call or at maturity. In addition, the calculation agent retains a degree of discretion regarding certain adjustments to the Share Adjustment Factor upon the occurrence of certain events that may affect the shares of the Fund. The calculation agent will also be responsible for determining whether a Commodity Hedging Disruption Event and/or a market disruption event has occurred. Any determination by the calculation agent could adversely affect the amount payable on the securities.

•
THERE IS SUBSTANTIAL UNCERTAINTY REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt, with associated contingent coupons, as described above under “Tax Consequences.” If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The Market Vectors® Gold Miners ETF

We have derived all information contained in this term sheet regarding the Market Vectors® Gold Miners ETF including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, Market Vectors ETF Trust and Van Eck Associates Corporation (“Van Eck”). The Market Vectors® Gold Miners ETF is an investment portfolio of the Market Vectors ETF Trust, a registered investment company. Van Eck is the investment adviser to the Market Vectors® Gold Miners ETF. The Market Vectors® Gold Miners ETF is an exchange traded fund that trades on the NYSE Arca under the ticker symbol “GDX.”

The Market Vectors ETF Trust is a registered investment company that consists of numerous separate investment portfolios, including the Market Vectors® Gold Miners ETF. Information provided to or filed with the SEC by the Market Vectors® Gold Miners ETF pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to the SEC file numbers 333-123257 and 811-10325, respectively, through the SEC’s website at.http://www.sec.gov. For additional information regarding the Market Vectors ETF Trust, Van Eck and the Market Vectors® Gold Miners ETF, we also refer you to the prospectus filed on the SEC’s website listed above. In addition, information about the Market Vectors ETF Trust, Van Eck and the Market Vectors® Gold Miners ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Van Eck website. Information contained in the Van Eck website is not incorporated by reference in, and should not be considered a part of this term sheet.

Investment Objective

The Market Vectors® Gold Miners ETF seeks to provide investment results that replicate as closely as possible the price and yield performance, before fees and expenses, of the NYSE Arca Gold Miners Index. The NYSE Arca Gold Miners Index is a modified market capitalization weighted index primarily composed of publicly traded companies involved in mining for gold or silver ore. The NYSE Arca Gold Miners Index includes common stocks, American Depositary Receipts (“ADRs”) and Global Depositary Receipts (“GDRs”) of selected companies that are involved in mining for gold and silver ore and that are listed for trading and electronically quoted on a major stock market that is accessible by foreign investors. Only companies with market capitalization greater than $750 million, an average daily trading volume of at least 50,000 shares over the past three months and an average daily value traded of at least $1 million over the past three months are eligible for inclusion in the NYSE Arca Gold Miners Index.

Indexing Investment Approach

The Market Vectors® Gold Miners ETF utilizes a “passive” or indexing investment approach and attempts to approximate the investment performance of the Gold Miners Index by investing in a portfolio of securities that generally replicates the NYSE Arca Gold Miners Index. It is possible that the Market Vectors® Gold Miners ETF may not fully replicate the performance of the NYSE Arca Gold Miners Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances.

Holdings Information

The holding information for the Market Vectors® Gold Miners ETF is updated on a daily basis. As of June 30, 2014, the Market Vectors® Gold Miners ETF had a total of 41 total constituents. The following tables summarize the Market Vectors® Gold Miners ETF’s top 10 holdings in individual companies as of such date.

Top 10 Holdings in Individual Companies as of June 30, 2014
Company	Percentage of Total Holdings
Goldcorp Inc.	13.69%
Barrick Gold Corp.	12.86%
Newmont Mining Corp.	7.65%
Silver Wheaton Corp.	5.66%
Franco-Nevada Corp.	5.09%
Agnico-Eagle Mines Ltd.	4.77%
Randgold Resources Ltd.	4.72%
Newcrest Mining Ltd.	4.65%
Yamana Gold Inc.	4.33%
AngloGold Ashanti Ltd.	4.20%

The information above was compiled from the Van Eck website. Information contained in the Van Eck website is not incorporated by reference in, and should not be considered a part of, this term sheet.

The NYSE Arca Gold Miners Index

We have derived all information contained in this term sheet regarding the NYSE Arca Gold Miners Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, the NYSE Arca. The NYSE Arca Gold Miners Index was developed by the NYSE Amex (formerly the American Stock Exchange) and is calculated, maintained and published by the NYSE Arca. The NYSE Arca has no obligation to continue to publish, and may discontinue the publication of, the NYSE Arca Gold Miners Index. The NYSE Arca Gold Miners Index is reported by Bloomberg under the ticker symbol “GDM.”

The NYSE Arca Gold Miners Index is a modified market capitalization weighted index primarily composed of publicly traded companies involved in the mining of gold or silver ore. Your return on the Securities is linked to the performance of the Fund and not the direct performance of the NYSE Arca Gold Miners Index.

Eligibility Criteria for Index Components

The NYSE Arca Gold Miners Index includes common stocks, ADRs and GDRs of selected companies that are involved in mining for gold and silver ore and that are listed for trading and electronically quoted on a major stock market that is accessible by foreign investors. Only companies with market capitalization greater than $750 million, an average daily trading volume of at least 50,000 shares over the past three months and an average daily value traded of at least $1 million over the past three months are eligible for inclusion in the NYSE Arca Gold Miners Index.

Index Calculation

The NYSE Arca Gold Miners Index is calculated using a modified market capitalization weighting methodology. The NYSE Arca Gold Miners Index is weighted based on the market capitalization of each of the component securities, modified to conform to the following asset diversification requirements, which are applied in conjunction with the scheduled quarterly adjustments to the NYSE Arca Gold Miners Index:

(1)	the weight of any single component security may not account for more than 20% of the total value of the NYSE Arca Gold Miners Index;

(2)
the component securities are split into two subgroups — large and small, which are ranked by market capitalization weight in the NYSE Arca Gold Miners Index. Large stocks are defined as having a starting NYSE Arca Gold Miners Index weight greater than or equal to 5%. Small securities are defined as having a starting NYSE Arca Gold Miners Index weight below 5%. The large group and small group will represent 45% and 55%, respectively, of the NYSE Arca Gold Miners Index; and

(3)
the final aggregate weight of those component securities which individually represent more than 4.5% of the total value of the NYSE Arca Gold Miners Index may not account for more than 45% of the total NYSE Arca Gold Miners Index value.

At the time of the quarterly rebalance, the weights for the components stocks (taking into account expected component changes and share adjustments), are modified in accordance with the following procedures.

Diversification Rule 1: If any component security exceeds 20% of the total value of the NYSE Arca Gold Miners Index, then all stocks greater than 20% of the NYSE Arca Gold Miners Index are reduced to represent 20% of the value of the NYSE Arca Gold Miners Index. The aggregate amount by which all component securities are reduced is redistributed proportionately across the remaining stocks that represent less than 20% of the index value. After this redistribution, if any other stock then exceeds 20%, the stock is set to 20% of the index value and the redistribution is repeated.

Diversification Rule 2: The components are sorted into two groups, large are components with a starting index weight of 5% or greater and small are those that are under 5% (after any adjustments for Diversification Rule 1). The large group and small group in aggregate will represent 45% and 55%, respectively, of the final index weight. The weight of each of the large stocks will be scaled down proportionately with a floor of 5% so that the aggregate weight of the large components will be reduced to represent 45% of the NYSE Arca Gold Miners Index. If any component security falls below a weight equal to the product of 5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to the product of 5% and the proportion by which the stocks were scaled down, the components with weights greater than 5% will be reduced proportionately. The weight of each of the small components will be scaled up proportionately from the redistribution of the large components. If any component security exceeds a weight equal to the product of 4.5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 4.5%. The redistribution of weight to the remaining stocks is repeated until the entire amount has been redistributed.

Index Maintenance

The NYSE Arca Gold Miners Index is reviewed quarterly to ensure that at least 90% of the index weight is accounted for by index components that continue to meet the initial eligibility requirements. Components will be removed from the NYSE Arca Gold Miners Index during the quarterly review if (i) the market capitalization falls below $450 million or, (ii) the average daily volume for the previous three months is lower than 30,000 shares and the average daily value traded for the previous three months is lower than $600,000. In addition, the NYSE Arca Gold Miners Index is reviewed quarterly so that the NYSE Arca Gold Miners Index components continue to represent the universe of companies involved in the gold mining industry. The NYSE Arca may at any time and from time to time change the number of securities composing the group by adding or deleting one or more securities, or replacing one or more securities contained in the group with one or more substitute securities of its choice, if in the NYSE Arca’s discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the NYSE Arca Gold Miners Index. Changes to the NYSE Arca Gold Miners Index compositions and/or the component share weights in the NYSE Arca Gold Miners Index typically take effect after the close of trading on the third Friday of each calendar quarter month in connection with the quarterly index rebalance. In conjunction with the quarterly review, the share weights used in the calculation of the NYSE Arca Gold Miners Index are determined based upon current shares outstanding modified, if necessary, to provide greater index diversification, as described above. The index components and their share weights are determined and announced prior to taking effect. The share weight of each component security in the index portfolio remains fixed between quarterly reviews except in the event of certain types of corporate actions such as stock splits, reverse stock splits, stock dividends, or similar events. The share weights used in the index calculation are not typically adjusted for shares issued or repurchased between quarterly reviews. However, in the event of a merger between two components, the share weight of the surviving entity may be adjusted to account for any stock issued in the acquisition. The NYSE Arca may substitute stocks or change the number of stocks included in the NYSE Arca Gold Miners Index, based on changing conditions in the industry or in the event of certain types of corporate actions, including mergers, acquisitions, spin-offs, and reorganizations. In the event of component or share weight changes to the index portfolio, the payment of dividends other than ordinary cash dividends, spin-offs, rights offerings, re-capitalization, or other corporate actions affecting a component security of the NYSE Arca Gold Miners Index; the index divisor may be adjusted to ensure that there are no changes to the index level as a result of non-market forces.

Historical Information

The following graphs set forth the historical performances of WTI crude oil futures contracts and the Market Vectors® Gold Miners ETF based on their daily Closing Prices, as applicable, from August 1, 2009 through August 1, 2014. The Closing Price of WTI crude oil futures contracts on August 1, 2014 was $97.88. The closing price of the Market Vectors® Gold Miners ETF on August 1, 2014 was $26.20. We obtained the information below regarding the daily Closing Prices of the Underlyings from Bloomberg, L.P. Neither we nor our affiliates have participated in the preparation of, or independently verified, the information obtained from Bloomberg, L.P. The historical Closing Prices of the Underlyings should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the Underlyings on the Observation Dates or on the Final Valuation Date. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

DBSI, acting as agent for Deutsche Bank AG, will not receive a selling concession in connection with the sale of the securities. DBSI will pay custodial fees to other broker-dealers of 0.25% or $2.50 per $1,000 Face Amount of securities. Deutsche Bank AG will reimburse DBSI for such fees.

DBSI, the agent for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.